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                                                                    Exhibit 16.1



October 14, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of eFunds Corporation's Form 8-K dated October 14, 2003, and have the following comments:

1. We agree with the statements made in the second, third, fourth, and seventh paragraphs, the first sentence of the first paragraph, and the first, fourth and fifth sentences of the fifth paragraph.

2. We have no basis on which to agree or disagree with the statements made in the sixth paragraph, the second sentence of the first paragraph, and the second and third sentences of the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP